Exhibit 99.1

Acadia Realty Trust Reports Third Quarter 2011 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 25, 2011--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended September 30, 2011. All per share amounts are on a fully diluted basis.

Third Quarter and Year-to-Date 2011 Highlights

Earnings

●	Funds from operations (“FFO”) of $0.22 per share for third quarter 2011

●	Earnings per share (“EPS”) from continuing operations of $0.10 for third quarter 2011

Core Portfolio

●	Year-to-date, closed on $73.7 million of $136.5 million of previously-announced acquisitions

●	During third quarter, entered into additional purchase contract for $21.7 million

●	Current occupancy up 0.5% from second quarter 2011 to 89.8%

●	Re-anchoring progress continues; Bloomfield Town Square 99% leased which will result in an additional 1.8% portfolio occupancy when tenants take occupancy

●	Excluding the impact of re-anchoring activities, same store net operating income (“NOI”) for the third quarter up 0.5% compared to 2010; including the impact, same store NOI decreased 5.3%

Fund III Acquisition Activity

●	Entered into purchase contracts during third quarter for an aggregate $64.5 million

Balance Sheet

●	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.4x at September 30, 2011

●	Combined Net Debt to Total Market Capitalization of 32% at September 30, 2011

●	Cash on hand and availability under current credit facilities of $126 million at September 30, 2011

Third Quarter 2011 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended September 30, 2011 were $8.9 million and $4.5 million, respectively, as compared to $10.5 million and $1.8 million, respectively, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, FFO and Net Income from Continuing Operations were $29.5 million and $13.1 million, respectively, compared to $38.3 million and $40.1 million, respectively, for the nine months ended September 30, 2010.

Earnings for the quarters and nine months ended September 30, 2011 and 2010, on a per share basis, were as follows:

	Quarters ended September 30,			Nine Months ended September 30,
	2011	2010	Variance	2011	2010	Variance
FFO per share	$0.22	$0.26	$(0.04)	$0.72	$0.94	$(0.22)
EPS from continuing
operations	$0.10	$0.12	$(0.02)	$0.41	$0.55	$(0.14)
EPS	$0.10	$0.13	$(0.03)	$1.08	$0.57	$0.51

The following significant items contributed to the above variance in EPS from continuing operations:

	Variance 2011 v. 2010
	Quarter	Nine months
2010 additional mortgage interest income	$(0.09)	$(0.15)
2011 (loss) gain on extinguishment of debt	(0.01)	0.03
2011 rents from new acquisitions and redevelopment projects
placed in service	0.03	0.05
Income tax provision	0.03	0.05
2011 RCP Venture income, net of noncontrolling interests’
share and income taxes	0.01	0.01
2010 non-cash gain on purchase of interest in City Point, net of
noncontrolling interests	--	(0.16)
Other items, net	0.01	0.03
Total variance	$(0.02)	$(0.14)

EPS from discontinued operations of $0.67 for the nine months ended September 30, 2011 was primarily attributable to the $28.6 million gain from the sale of the Ledgewood Mall and a $3.9 million gain on the sale of Fund II’s leasehold interest in the Neiman Marcus store at the Oakbrook Center.

Core Portfolio

Acadia’s core portfolio is comprised of properties that are owned in whole or in part by Acadia outside of its three opportunity funds (the “Funds”).

Core Portfolio Asset Recycling Plus Growth – Investments in Urban/Street Retail

Prior to the third quarter, the Company announced a $136.5 million acquisition pipeline comprised of 28 urban/street retail properties (the “Urban/Street Pipeline”), of which the Company closed on two properties – located in Chicago and New York – for an aggregate purchase price of $33.2 million during the second quarter of 2011.

During the third quarter, the Company closed on an additional 13 properties in the Urban/Street Pipeline for an aggregate purchase price of $40.5 million as follows:

●
Chicago - Acadia closed on six properties for a total of $18.0 million, which are part of an $80.9 million, 19-property portfolio with locations throughout Chicago’s high-barrier-to-entry retail corridors, including Clark/Diversey and Armitage/Halsted in the Lincoln Park neighborhood and Rush/Walton in the Gold Coast neighborhood (the “Chicago Portfolio”).

●
Georgetown, Washington D.C. - The Company closed on the acquisition of a 50% interest in a $26.5 million, six-property portfolio for $13.4 million. The portfolio is located primarily on M Street in Georgetown, a premier shopping and dining district in the Washington D.C. metropolitan area.

●	New York - The Company closed on a stand-alone, 13,000 square foot Walgreens drug store located in the Bronx for $9.1 million.

As of September 30, 2011, 13 properties from the Chicago Portfolio, aggregating a purchase price of $62.9 million, remained in the Urban/Street Pipeline. The Company is currently awaiting lender’s approval for the assignment of $28.0 million of first mortgage debt collateralized by the remaining properties, prior to closing on the balance of this portfolio.

Additional Core Portfolio Acquisition

During the third quarter, Acadia entered into an additional purchase contract for $21.7 million.

Occupancy and Same-Store NOI

At September 30, 2011, Acadia’s core portfolio occupancy was 89.8% which represented a net increase of 0.5% from second quarter 2011. The Company’s recapture of two A&P locations and re-anchoring of the Bloomfield Town Square (collectively, the “Re-anchoring Activities”) have driven the decrease in the Company’s core portfolio occupancy since the first quarter of 2011 and, in the aggregate, account for 3.8% of core portfolio occupancy.

During the third quarter, Acadia completed the pre-leasing in connection with the re-anchoring of the Bloomfield Town Square located in Bloomfield Hills, Michigan, which is now 99% leased. Anchor replacement rents represent an increase of over 50% from that of the former tenants. Core portfolio occupancy is anticipated to increase 1.8% in the second half of 2012 for the anchor space currently leased but not yet occupied.

Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 0.5% for the third quarter 2011 and decreased 0.2% for the nine months ended September 30, 2011, compared to 2010.

Including the impact of the Re-anchoring Activities, core portfolio same-store NOI decreased 5.3% for the third quarter 2011 and decreased 3.8% for the nine months ended September 30, 2011, compared to 2010.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents of 25.8% in its core portfolio on 57,000 square feet of new and renewal leases executed during the third quarter of 2011. Excluding the effect of the straight-lining of rents, the Company experienced an increase of 20.5% in average rents in its core portfolio.

Opportunity Funds

During the third quarter, Fund III entered into purchase contracts for an aggregate $64.5 million.

The closings of the core portfolio and Fund III transactions currently under contract are subject to customary closing conditions and in certain instances, lender approval. As such, no assurance can be given that the Company will successfully complete these transactions.

Balance Sheet

Acadia continues to maintain a secure balance sheet with available liquidity, low leverage and limited interest rate exposure as evidenced by the following:

●
As of September 30, 2011, the Company had total liquidity of $126 million, including $63 million of cash on hand and $63 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

●	Core portfolio Net Debt to EBITDA ratio of 4.4x

●	Including the Company’s pro-rata share of the Fund debt (“Combined”), a Net Debt to EBITDA ratio of 5.4x

●	Combined Net Debt to Total Market Capitalization of 32% and Combined Debt to Total Market Capitalization of 36%

●	Core portfolio fixed-charge coverage ratio of 2.4 to 1

●	Combined fixed-charge coverage ratio, including the core portfolio and the Company’s pro- rata share of the Funds, was 2.6 to 1

●	100% of the Company’s core portfolio debt is fixed at an average interest rate of 6.1%

●	81% of the Company’s Combined debt is fixed at an average interest rate of 5.4%

Outlook - Earnings Guidance for 2011

The Company reaffirms its previously announced 2011 FFO and EPS forecast range. On a fully diluted basis, the Company forecasts that its 2011 annual FFO will range from $0.94 to $1.00 per share and 2011 EPS from $0.44 to $0.50 per share.

Management Comments

“I am pleased with our third quarter results, which show continued progress with respect to both our existing assets and new investments,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “During the quarter, we finalized the leasing at one shopping center within our core portfolio re-anchoring program and made steady progress on the re-leasing of the two other centers. Over the next 12 to 24 months, these profitable re-anchoring projects are anticipated to make key contributions to our operating metrics. In addition, we closed on another sizeable portion of our previously-announced $137 million urban/street-retail acquisition pipeline, adding 13 high-quality properties to our core portfolio. Within our fund platform, we continue to see strong tenant demand for our high-barrier-to-entry, urban locations and have aggregated a pipeline of interesting new investment opportunities consistent with the fund’s capital allocation strategies. Looking ahead, Acadia is well-positioned to continue to take advantage of new opportunistic and value-add investments requiring its repositioning capabilities.”

Investor Conference Call

Management will conduct a conference call on Wednesday, October 26, 2011 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 800-573-4754 (internationally 617-224-4325). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 46879167. The phone replay will be available through Thursday, November 3, 2011.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, 95 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2011	2010	2011	2010

Minimum rents	$29,420	$26,627	$85,278	$75,461
Percentage rents	63	61	286	272
Mortgage interest income	1,585	5,206	9,493	15,437
Expense reimbursements	5,407	4,636	16,213	14,721
Other property income	666	712	1,849	1,786
Management fee income	252	346	1,169	1,182
Total revenues	37,393	37,588	114,288	108,859
Operating expenses
Property operating	7,347	6,887	22,565	20,324
Real estate taxes	5,003	4,523	13,792	12,902
General and administrative	5,758	5,317	17,147	15,852
Depreciation and amortization	8,398	8,687	24,626	23,651
Total operating expenses	26,506	25,414	78,130	72,729

Operating income	10,887	12,174	36,158	36,130

Equity in earnings of unconsolidated affiliates	3,110	143	3,025	610
Other interest income	105	175	219	462
Gain from bargain purchase	--	--	--	33,805
Interest expense and other finance costs	(9,742)	(9,904)	(27,598)	(29,061)
(Loss) gain on extinguishment of debt	(303)	--	1,268	--
Income from continuing operations before
Income taxes	4,057	2,588	13,072	41,946
Income tax benefit (expense)	488	(785)	(7)	(1,869)
Income from continuing operations	4,545	1,803	13,065	40,077

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2011	2010	2011	2010
Discontinued operations:
Operating income from discontinued operations	102	478	702	1,208
Impairment of asset	--	--	(6,925)	--
Gain on sale of property	--	--	32,498	--
Income from discontinued operations	102	478	26,275	1,208
Net income	4,647	2,281	39,340	41,285
(Income) Loss attributable to noncontrolling interests
in subsidiaries:
Continuing operations	(572)	2,908	3,597	(18,045)
Discontinued operations	(64)	(72)	731	(195)
Net (income) loss attributable to noncontrolling
interests in subsidiaries	(636)	2,836	4,328	(18,240)

Net income attributable to Common Shareholders	$4,011	$5,117	$43,668	$23,045

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$3,973	$4,711	$16,662	$22,032
Income from discontinued operations attributable to
Common Shareholders	38	406	27,006	1,013
Net income attributable to Common Shareholders	$4,011	$5,117	$43,668	$23,045

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing
operations	$0.10	$0.12	$0.41	$0.55
Net income per Common Share – Discontinued
operations	--	0.01	0.67	0.02
Net income per Common Share	$0.10	$0.13	$1.08	$0.57
Weighted average Common Shares	40,340	40,169	40,330	40,096
Net income attributable to Common Shareholders per
Common Share – Diluted (2)
Net income per Common Share – Continuing
operations	$0.10	$0.12	$0.41	$0.55
Net income per Common Share – Discontinued
operations	--	0.01	0.67	0.02
Net income per Common Share	$0.10	$0.13	$1.08	$0.57
Weighted average Common Shares	40,629	40,431	40,623	40,335

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income attributable to Common Shareholders	$4,011	$5,117	$43,668	$23,045

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,527	4,967	13,582	13,757
Unconsolidated affiliates	338	354	1,071	1,187
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	--	(29,360)	--
Unconsolidated affiliates	--	--	--	--
Income attributable to noncontrolling interests’ in
Operating Partnership	59	64	536	309
Distributions – Preferred OP Units	5	5	14	14
Funds from operations	$8,940	$10,507	$29,511	$38,312
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	41,147	40,905	41,099	40,841
Funds from operations, per share	$0.22	$0.26	$0.72	$0.94

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2011 and 2010 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating income	$10,887	$12,174	$36,158	$36,130

Add back:
General and administrative	5,758	5,317	17,147	15,852
Depreciation and amortization	8,398	8,687	24,626	23,651
Less:
Management fee income	(252)	(346)	(1,169)	(1,182)
Mortgage interest income	(1,585)	(5,206)	(9,493)	(15,437)
Straight line rent and other adjustments	(1,743)	(963)	(6,921)	(2,673)

Consolidated NOI	21,463	19,663	60,348	56,341

Noncontrolling interest in NOI	(7,440)	(6,363)	(19,791)	(16,822)
Pro-rata share of NOI	$14,023	$13,300	$40,557	$39,519

SELECTED BALANCE SHEET INFORMATION
	As of
	September 30, 2011	December 31, 2010

Cash and cash equivalents	$98,027	$120,592
Rental property, at cost	1,230,609	1,091,990
Total assets	1,606,467	1,524,806
Notes payable	871,223	854,924
Total liabilities	956,918	937,284

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 493 and 449 OP Units into Common Shares for the quarters ended September 30, 2011 and 2010, respectively and 477 and 506 OP Units into Common Shares for the nine months ended September 30, 2011 and 2010, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended September 30, 2011 and 2010, and for each of the nine months ended September 30, 2011 and 2010. In addition, diluted FFO also includes the effect of employee share options of 288 and 262 Common Shares for the quarters ended September 30, 2011 and 2010, respectively and 267 and 214 Common Shares for the nine months ended September 30, 2011 and 2010, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, (914) 288-8100